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                                                                 Exhibit(c)(iii)

                               SCHWAB INVESTMENTS

                    Written Instrument Amending the Agreement
                            and Declaration of Trust

         The undersigned, being at least a majority of the Trustees of Schwab Investments, a business trust organized under the laws of the Commonwealth of Massachusetts pursuant to an Agreement and Declaration of Trust dated October 25, 1990 (the "Declaration of Trust"), and being authorized by Article IX,
Section 7 of the Declaration of Trust to effect this amendment, do hereby amend, effective upon the signing of this instrument, the Declaration of Trust as follows:

         Article VI, Section 3 is hereby amended and restated to read as follows:

                                   ARTICLE VI
                   Distributions, Redemptions and Repurchases

Redemptions at the Option of the Trust

      Section 3. The provisions in Section 3(a) apply to (i) any one or more series of the Trust established by resolution of the Board on or after August 29, 2006; (ii) any series of the Trust which, as of such date, has no Shares issued or outstanding; and (iii) any series created prior to August 29, 2006 that has elected to be governed by the provisions set forth in Section 3(a); provided that, such election is authorized by the vote of the Shareholders holding a majority of the Shares entitled to vote upon such matter. The provisions in Section 3(b) apply to each series of the Trust not governed by the provisions in Section 3(a). The provisions in Section 3(c) apply to each series of the Trust.

            (a) The Trust shall have the right at its option and at any time to redeem Shares of any Shareholder at the net asset value thereof as determined in accordance with the Bylaws: (i) if at such time such Shareholder owns fewer Shares than, or Shares having an aggregate net asset value of less than, an amount determined from time to time by the Trustees; or (ii) to the extent that such Shareholder owns Shares of a particular series of Shares equal to or in excess of a percentage of the outstanding Shares of that series determined from time to time by the Trustees; or (iii) to the extent that such Shareholder owns Shares of the Trust representing a percentage equal to or in excess of such percentage of the aggregate number of outstanding Shares of the Trust or the aggregate net asset value of the Trust determined from time to time by the Trustees. Further, subject to the requirements of the 1940 Act, the Trust shall have the right at its option and at any time to redeem Shares of any Shareholder at the net asset value thereof as determined in accordance with the Bylaws (i) if such Shareholder is no longer eligible or qualified to hold such Shares in accordance with such eligibility


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      requirements or qualifications as may be established by the Trustees, or
      (ii) if otherwise deemed by the Trustees, in their sole and absolute discretion, to be in the best interests of the Trust or that particular series or class.

            (b) The Trust shall have the right at its option and at any time to redeem Shares of any Shareholder at the net asset value thereof as determined in accordance with the Bylaws: (i) if at such time such Shareholder owns fewer Shares than, or Shares having an aggregate net asset value of less than, an amount determined from time to time by the Trustees; or (ii) to the extent that such Shareholder owns Shares of a particular series of Shares equal to or in excess of a percentage of the outstanding Shares of that series determined from time to time by the Trustees; or (iii) to the extent that such Shareholder owns Shares of the Trust representing a percentage equal to or in excess of such percentage of the aggregate number of outstanding Shares of the Trust or the aggregate net asset value of the Trust determined from time to time by the Trustees.

            (c) If the Net Income of any series of Shares of the Trust which uses the amortized cost method of valuation pursuant to the 1940 Act is determined at any time to be a negative amount, then, with respect to a Shareholder owning Shares of such series, such Shareholder's pro rata share of such negative amount shall constitute a liability of such Shareholder to the Trust which shall be paid at such times and in such manner as the Trustees may from time to time determine out of such Shareholder's accrued dividend account in such series or otherwise. As used in this Article VI, Section 3, "Net Income" shall mean all interest income accrued on portfolio investments of the series plus or minus realized or unrealized gains and losses on portfolio investments of the series, less all actual and accrued expenses and liabilities determined in according with generally accepted accounting practices. Determination of Net Income of a series made by the Trustees, or as they may authorize, in good faith, shall be binding on all parties concerned.


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      This instrument may be executed in several counterparts, each of which shall be deemed an original, but all taken together shall constitute one instrument.

      IN WITNESS WHEREOF AND UNDER PENALTIES OF PERJURY, the undersigned swear that the foregoing is their free act and deed and they have set their respective hands hereunder as of this 29th day of August, 2006.

                                                        /s/ Robert G. Holmes
---------------------                                   ---------------------
Charles R. Schwab                                       Robert G. Holmes

                                                        /s/ Gerald B. Smith
---------------------                                   ---------------------
Mariann Byerwalter                                      Gerald B. Smith

/s/ Donald F. Dorward                                   /s/ Donald R. Stephens
---------------------                                   ---------------------
Donald F. Dorward                                       Donald R. Stephens

/s/ William A. Hasler                                   /s Michael W. Wilsey
---------------------                                   ---------------------
William A. Hasler                                       Michael W. Wilsey

/s/ Randall W. Merk
---------------------
Randall W. Merk